                              AGREEMENT AND PLAN

                                  OF MERGER

                                    AMONG

                              YCC HOLDINGS LLC,

                           YANKEE ACQUISITION CORP.

                                     AND

                       THE YANKEE CANDLE COMPANY, INC.

                                 DATED AS OF

                               OCTOBER 24, 2006



                                TABLE OF CONTENTS

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                                                                                                               Page
                                                                                                               ----
ARTICLE I            THE MERGER...................................................................................1
   Section 1.1        The Merger..................................................................................1
   Section 1.2        Effective Time of the Merger................................................................2
   Section 1.3        Articles of Organization....................................................................2
   Section 1.4        By-laws.....................................................................................2
   Section 1.5        Board of Directors and Officers.............................................................2
   Section 1.6        Effects of Merger...........................................................................3

ARTICLE II           CONVERSION OF SHARES.........................................................................3
   Section 2.1        Conversion of Shares........................................................................3
   Section 2.2        Payment and Exchange of Certificates........................................................3
   Section 2.3        Dissenting Company Shares...................................................................5
   Section 2.4        No Further Ownership Rights in the Shares...................................................6
   Section 2.5        Closing of Company Transfer Books...........................................................6
   Section 2.6        Adjustments.................................................................................6
   Section 2.7        Stock Options, Restricted Stock, Performance Shares.........................................6
   Section 2.8        Deferred Compensation Plan..................................................................7
   Section 2.9        Special Retention Bonus Plan................................................................8

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................8
   Section 3.1        Organization, Standing and Power............................................................9
   Section 3.2        Capital Structure..........................................................................10
   Section 3.3        Authority; Non-Contravention...............................................................11
   Section 3.4        SEC Documents..............................................................................13
   Section 3.5        Proxy Statement............................................................................14
   Section 3.6        Absence of Certain Events..................................................................15
   Section 3.7        Litigation.................................................................................15
   Section 3.8        No Violation of Law........................................................................15
   Section 3.9        Taxes......................................................................................16
   Section 3.10       Employee Benefit Plans; ERISA..............................................................18
   Section 3.11       Labor and Employment Matters...............................................................21
   Section 3.12       Environmental Matters......................................................................22
   Section 3.13       Affiliate Transactions.....................................................................22
   Section 3.14       Intellectual Property......................................................................22
   Section 3.15       Takeover Statutes..........................................................................23
   Section 3.16       Title to Assets............................................................................24
   Section 3.17       Material Contracts.........................................................................25


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
   Section 3.18       Opinion of Financial Advisors..............................................................26
   Section 3.19       Brokers and Finders........................................................................26
   Section 3.20       No Other Representations or Warranties.....................................................26

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................................27
   Section 4.1        Organization, Standing and Power...........................................................27
   Section 4.2        Operations of Parent and Sub...............................................................27
   Section 4.3        Authority; Non-Contravention...............................................................28
   Section 4.4        Proxy Statement............................................................................29
   Section 4.5        Financing..................................................................................29
   Section 4.6        Litigation.................................................................................30
   Section 4.7        Brokers and Finders........................................................................30
   Section 4.8        Ownership of Shares........................................................................30
   Section 4.9        Solvency...................................................................................30
   Section 4.10       Guarantee..................................................................................30

ARTICLE V            COVENANTS RELATING TO CONDUCT OF BUSINESS...................................................31
   Section 5.1        Conduct of Business by the Company Pending the Merger......................................31
   Section 5.2        Control of the Company's Operations........................................................35

ARTICLE VI           ADDITIONAL AGREEMENTS.......................................................................35
   Section 6.1        Company Stockholder Approval; Proxy Statement..............................................35
   Section 6.2        Directors' and Officers' Indemnification...................................................37
   Section 6.3        No Solicitation............................................................................39
   Section 6.4        Access to Information; Confidentiality.....................................................42
   Section 6.5        Reasonable Best Efforts; Notification......................................................42
   Section 6.6        Benefit Plans..............................................................................47
   Section 6.7        Fees and Expenses..........................................................................49
   Section 6.8        Public Announcements.......................................................................51
   Section 6.9        Sub........................................................................................52
   Section 6.10       Transfer Taxes.............................................................................52
   Section 6.11       Stockholder Litigation.....................................................................52
   Section 6.12       Corporate Headquarters.....................................................................52

ARTICLE VII          CONDITIONS PRECEDENT........................................................................53
   Section 7.1        Conditions to Each Party's Obligation to Effect the Merger.................................53
   Section 7.2        Additional Conditions to Obligations of Parent and Sub.....................................53
   Section 7.3        Additional Conditions to Obligations of the Company........................................54


ARTICLE VIII         TERMINATION, AMENDMENT AND WAIVER...........................................................54

   Section 8.1        Termination................................................................................54
   Section 8.2        Effect of Termination......................................................................56
   Section 8.3        Amendment..................................................................................56
   Section 8.4        Extension; Waiver..........................................................................56
   Section 8.5        Procedure for Termination, Amendment, Extension or Waiver..................................57

ARTICLE IX           MISCELLANEOUS...............................................................................57
   Section 9.1        Non-Survival of Representations, Warranties and Agreements.................................57
   Section 9.2        Notices....................................................................................57
   Section 9.3        Specific Performance.......................................................................58
   Section 9.4        Assignment; Binding Effect.................................................................59
   Section 9.5        Entire Agreement...........................................................................59
   Section 9.6        Governing Law..............................................................................59
   Section 9.7        Counterparts...............................................................................60
   Section 9.8        Headings and Table of Contents.............................................................60
   Section 9.9        No Third Party Beneficiaries...............................................................60
   Section 9.10       Incorporation of Exhibits..................................................................60
   Section 9.11       Severability...............................................................................60
   Section 9.12       Subsidiaries...............................................................................61
   Section 9.13       Person.....................................................................................61
   Section 9.14       Knowledge of the Company; Knowledge of Parent..............................................48
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                                      -iii-

                             INDEX OF DEFINED TERMS

401(k) Plan..........................................................................................Section 6.6(f)
2004 Performance Shares.................................................................................Section 2.7
2005 Performance Shares.................................................................................Section 2.7
2006 Performance Shares.................................................................................Section 2.7
Accountants..........................................................................................Section 6.5(c)
Acquisition Proposal.................................................................................Section 6.3(a)
Affiliate..............................................................................................Section 3.13
Agreement..................................................................................................Preamble
Antitrust Division...................................................................................Section 6.5(b)
Articles of Merger......................................................................................Section 1.2
Articles of Organization................................................................................Section 1.3
Bonus Plans..........................................................................................Section 6.6(e)
By-Laws.................................................................................................Section 3.1
Certificates.........................................................................................Section 2.1(b)
Closing.................................................................................................Section 1.2
Closing Date............................................................................................Section 1.2
Closing Funds...........................................................................................Section 2.7
COBRA...............................................................................................Section 3.10(e)
Code................................................................................................Section 3.10(c)
Common Stock.........................................................................................Section 2.1(a)
Company....................................................................................................Preamble
Company 10-Qs........................................................................................Section 3.4(a)
Company Financial Advisors.............................................................................Section 3.18
Company Financial Statements.........................................................................Section 3.4(a)
Company Permits.........................................................................................Section 3.8
Company SEC Documents................................................................................Section 3.4(a)
Company Stock Plan......................................................................................Section 2.7
Compliant............................................................................................Section 6.5(c)
Confidentiality Agreement...............................................................................Section 6.4
Consent..............................................................................................Section 3.3(c)
Contract.............................................................................................Section 3.3(b)
Control................................................................................................Section 3.13
Debt Commitment Letter...............................................................................Section 4.5(a)
Debt Financing.......................................................................................Section 4.5(a)
Deferred Compensation Plan..............................................................................Section 2.8
Disclosure Schedule.....................................................................................Article III


                                      -i-
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
Dissenting Company Shares...............................................................................Section 2.3
Effective Time..........................................................................................Section 1.2
Employee Benefit Plans..............................................................................Section 3.10(a)
Environmental Law...................................................................................Section 3.12(b)
Equity Commitment Letter.............................................................................Section 4.5(a)
Equity Parties..............................................................................................Recital
Equity Party................................................................................................Recital
ERISA...............................................................................................Section 3.10(a)
Exchange Act.........................................................................................Section 3.3(c)
Exchange Fund........................................................................................Section 2.2(b)
Excluded Company Shares..............................................................................Section 2.1(a)
Fairness Opinions......................................................................................Section 3.18
Financing............................................................................................Section 4.5(a)
Financing Agreements.................................................................................Section 6.5(c)
Financing Commitments................................................................................Section 4.5(a)
Financing Failure....................................................................................Section 6.7(e)
Foreign Plans.......................................................................................Section 3.10(i)
FTC..................................................................................................Section 6.5(b)
Governmental Entity..................................................................................Section 3.3(c)
Guarantee...................................................................................................Recital
Hazardous Substance.................................................................................Section 3.12(c)
HSR Act..............................................................................................Section 3.3(c)
Identified Person....................................................................................Section 6.7(g)
Incentive Equity Fund...................................................................................Section 2.7
Indemnified Parties..................................................................................Section 6.2(b)
Indemnified Party....................................................................................Section 6.2(b)
Indemnifying Parties.................................................................................Section 6.2(a)
Knowledge of the Company...............................................................................Section 9.14
Knowledge of Parent....................................................................................Section 9.14
Letter of Transmittal................................................................................Section 2.2(c)
License.............................................................................................Section 3.14(b)
Liens................................................................................................Section 3.2(b)
Marketing Period.....................................................................................Section 6.5(c)
Material Adverse Effect on the Company..................................................................Section 3.1
Material Employment Agreement.......................................................................Section 3.10(a)
Material Contracts.....................................................................................Section 3.17
Material Leased Property...............................................................................Section 3.16
Material Owned Property................................................................................Section 3.16
Maximum Premium......................................................................................Section 6.2(c)
MBCA....................................................................................................Section 1.1
Merger......................................................................................................Recital

Merger Consideration.................................................................................Section 2.1(b)
Non-Breach Financing Failure.........................................................................Section 6.7(g)
Option..................................................................................................Section 2.7
Options.................................................................................................Section 2.7
Parent.....................................................................................................Preamble
Parent Termination Fee...............................................................................Section 6.7(e)
Paying Agent.........................................................................................Section 2.2(a)
Performance Shares......................................................................................Section 2.7
Performance Share Award.................................................................................Section 2.7
Permitted Liens........................................................................................Section 3.16
Person.................................................................................................Section 9.13
Projections.........................................................................................Section 3.20(b)
Proxy Statement.........................................................................................Section 3.5
Registration.........................................................................................Section 3.3(c)
Required Financial Information.......................................................................Section 6.5(c)
Restricted Stock........................................................................................Section 2.7
Retention Bonus Plan....................................................................................Section 2.9
Sarbanes-Oxley Act...................................................................................Section 3.4(c)
Securities Act.......................................................................................Section 3.4(a)
Securityholders.........................................................................................Section 2.7
Solvent.................................................................................................Section 4.9
Stale................................................................................................Section 6.5(c)
Stockholder Approval.................................................................................Section 7.1(a)
Stockholder Meeting..................................................................................Section 6.1(a)
Sub........................................................................................................Preamble
Sub Share............................................................................................Section 2.1(c)
Significant Subsidiary.................................................................................Section 9.12
Subsidiary.............................................................................................Section 9.12
Superior Proposal....................................................................................Section 6.3(b)
Superior Proposal Agreement..........................................................................Section 6.3(c)
Surviving Corporation...................................................................................Section 1.1
Tax..................................................................................................Section 3.9(f)
Taxes................................................................................................Section 3.9(f)
Tax Return...........................................................................................Section 3.9(f)
Termination Date..................................................................................Section 8.1(b)(i)
Transfer Taxes.........................................................................................Section 6.10
country-regioncountry-regionU.S. GAAP...................................................................Section 3.1
WARN Act............................................................................................Section 3.11(d)

                                                             EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 24, 2006, by and among YCC Holdings LLC, a Delaware limited liability company ("Parent"); Yankee Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Sub"); and The Yankee Candle Company, Inc., a Massachusetts corporation (the "Company").

                             W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved a merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and have declared the Merger advisable; and

     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership (each, an "Equity Party" and collectively, the "Equity Parties") are entering into a limited guarantee with the Company pursuant to which, among other things, the Equity Parties have unconditionally agreed to guarantee the obligations of Parent and Sub under this Agreement, subject to the terms and limitations set forth therein (the "Guarantee").

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Massachusetts Business Corporation Act (Chapter 156D of the Massachusetts General Laws) (the "MBCA"), at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the Commonwealth of Massachusetts.

     Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time") when the articles of merger (the "Articles of Merger") shall have been duly executed and filed in accordance with the MBCA, or at such other time as is specified in the Articles of Merger in accordance with the MBCA, which Articles of Merger shall be filed on the date that is three (3) business days after the satisfaction or waiver, if permissible, of the last of the conditions set forth in Article VII hereof (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII hereof, (i) Parent and Sub shall not be required to effect the closing of the transactions contemplated by this Agreement (the "Closing") until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three (3) business days' written notice to the Company and (b) the final day of the Marketing Period, and (ii) the Company shall not be required to effect the Closing without at least three
(3) business days prior written notice from Parent (or at such other date and time as Parent and the Company shall otherwise mutually agree (such date being the "Closing Date")). The Closing shall take place at the office of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time on the Closing Date.

     Section 1.3 Articles of Organization. Subject to Section 6.2(a), the restated articles of organization of the Company (the "Articles of Organization") shall, by virtue of the Merger, be amended and restated in their entirety to read as the articles of organization of Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "The Yankee Candle Company, Inc." and the provision in the articles of organization of Sub naming its incorporator shall be omitted and, as so amended, shall be the articles of organization of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

     Section 1.4 By-laws. Subject to Section 6.2(a), the by-laws of Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that the name of the Surviving Corporation shall be "The Yankee Candle Company, Inc.", until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

     Section 1.5 Board of Directors and Officers. The directors of Sub and the officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's articles of organization and by-laws.

     Section 1.6 Effects of Merger. The Merger shall have the effects set forth in the MBCA.

                                  ARTICLE II

                             CONVERSION OF SHARES

     Section 2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of shares of capital stock of the Company:

     (a) Each outstanding share of common stock, par value $.01 per share (the "Common Stock"), of the Company that is held in the treasury of the Company and any shares of Common Stock owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor (the "Excluded Company Shares").

     (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares and Dissenting Company Shares (as defined in Section 2.3)) shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to $34.75 (the "Merger Consideration"). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates (the "Certificates") representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     (c) Each share of common stock (each a "Sub Share") of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.2 Payment and Exchange of Certificates. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the "Paying Agent") for the payment of the aggregate consideration to be paid to the holders of Common Stock under this Article II. Parent and Paying Agent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time.

     (b) Upon the filing of the Articles of Merger with the Secretary of State of Massachusetts, Parent or Sub shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate consideration to which the holders of Common Stock (other than Excluded Company Shares, Restricted Stock and Dissenting Company Shares) become entitled under this Article II (such amounts, the "Exchange Fund"). The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock and (ii) promptly applied to making the payments provided for in this Article II. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, (A) in direct obligations of the United States of America, (B) in obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, (C) in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, (D) in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or (E) a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the aggregate consideration to be paid to the holders of Common Stock as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of Common Stock 180 days after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, the holders of Common Stock shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the consideration payable to them under this Article II, without interest, upon the surrender of any Certificates held by them.

     (c) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Stock, other than Parent and the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form reasonably agreed upon by Parent and Company prior to the Closing) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent, Parent and/or the Company's transfer agent may reasonably require) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent or Parent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing any Dissenting Company Shares or Excluded Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. If any Certificate shall not have been surrendered prior to six years after the Effective Time (or, if earlier, immediately prior to the time any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Sub or the Surviving Corporation or any party hereto shall be liable to any holder of Common Stock for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock, such amounts as it is required to deduct and withhold with respect to the payment of such consideration under all applicable Tax (as hereinafter defined) laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock.

     Section 2.3 Dissenting Company Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the Part 13 of Chapter 156D of the MBCA but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with the provisions of the MBCA (the "Dissenting Company Shares") will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the MBCA. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the MBCA, the shares of Common Stock held by such holder will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, all Dissenting Company Shares shall only have such rights as are granted by Part 13 of Chapter 156D of the MBCA. Upon the Company's receipt of any notice of intent to demand payment in accordance with the provisions of Part 13 of the MBCA, or any withdrawal of such notice, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice. The Company shall not, except with the prior written consent of Parent or pursuant to a valid court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

     Section 2.4 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time (including any Dissenting Company Shares) shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

     Section 2.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     Section 2.6 Adjustments. If prior to the Effective Time and consistent with the provisions of Section 5.1 herein there is a change in the number of shares of Common Stock as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issue tender or exchange offer, or other similar transaction, the Merger Consideration and any other payments to Securityholders (as defined in Section 2.7) based upon the Merger Consideration will be equitably adjusted to eliminate the effects of this event on the Merger Consideration and such other payments.

 Section 2.7 Stock Options, Restricted Stock, Performance Shares. Upon the filing of the Articles of Merger with the Secretary of State of Massachusetts, Parent or Sub shall deposit with the Surviving Corporation cash in an amount sufficient to pay the aggregate consideration to which the holders of (a) all options (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) under any Company stock plan ("Company Stock Plan"), (b) all shares of Common Stock issued pursuant to awards of performance shares (each, a "Performance Share Award") granted by the Company under any Company Stock Plan as set forth in this Section 2.7 below and (c) all shares of restricted stock ("Restricted Stock") granted by the Company under any Company Stock Plan, become entitled under this Article II (such amounts, the "Incentive Equity Fund" and collectively with the Exchange Fund, the "Closing Funds"). All Options outstanding immediately prior to the Effective Time under any Company Stock Plan, whether or not then vested and exercisable, shall be canceled at the Effective Time (except as otherwise agreed to by Parent and the holder of such Options), and each holder of an Option (including Options for which vesting is accelerated as a result of the Merger) will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. In addition, any shares of restricted stock ("Restricted Stock") granted by the Company under any Company Stock Plan, which are outstanding immediately prior to the Effective Time, shall vest and become free of such restrictions as of the Effective Time and, upon delivery of a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Surviving Corporation or Parent, shall be converted at the Effective Time into the right for the holders thereof to receive, for each share of Restricted Stock, from the Surviving Corporation in cash, without interest, the Merger Consideration. In addition, immediately prior to the Effective Time, the Company shall issue to each holder of a Performance Share Award the following number of shares of Common Stock, which, upon delivery of a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Surviving Corporation or Parent, shall be converted at the Effective Time into the right of the holders thereof to receive, for each such share of Common Stock, from the Surviving Corporation in cash, without interest, the Merger Consideration: (i) with respect to Performance Share Awards in respect of the 2004-2006 performance period, 60% of the target number of each recipient's Performance Share Award; ("2004 Performance Shares"), (ii) with respect to Performance Share Awards in respect of the 2005-2007 performance period, 66.67% of the target number of each recipient's Performance Share Award ("2005 Performance Shares"), and (iii) with respect to Performance Share Awards in respect of the 2006-2008 performance period, 33.33% of the target number of each recipient's Performance Share Award ("2006 Performance Shares" and together with the 2004 Performance Shares and the 2005 Performance Shares, the "Performance Shares"). The Surviving Corporation shall also pay to each holder of Performance Shares an amount equal to the sum of (i) the product of (x) $.50 and (y) the number of 2004 Performance Shares and 2005 Performance Shares held by such holder, and (ii) the product of (x) $.25 and (y) the number of 2006 Performance Shares held by such holder. All amounts payable pursuant to this
Section 2.7 shall be subject to all applicable withholding of taxes and shall be paid by the Surviving Corporation promptly following the Effective Time from the Incentive Equity Fund. At or prior to the Effective Time, the Company's Board of Directors (or a committee thereof) will adopt amendments to, or make determinations with respect to, the Company Stock Plans, individual agreements evidencing the grant of Options, Restricted Stock or Performance Share Awards, and Employee Benefit Plans (as defined in Section 3.10), if necessary, to implement the provisions of this Section 2.7, forms of which shall be provided to Parent for its review and approval (such approval not to be unreasonably withheld or delayed) prior to adoption. The holders of Common Stock, Options, Restricted Stock and Performance Shares are collectively referred to herein as the "Securityholders".

     Section 2.8 Deferred Compensation Plan. All account balances under the Company's Executive Deferred Compensation Plan, as amended, effective January 1, 2005 (the "Deferred Compensation Plan") will be paid out in cash to participants therein by the Company at the Effective Time, or as soon as practicable thereafter (but in no event later than thirty days after the Effective Time, except as may otherwise be required in order to comply with Section 409A of the
Code) by the Surviving Corporation, less any required withholding taxes.

     Section 2.9 Special Retention Bonus Plan. All amounts provided for under the Company's Special Retention Bonus Plan, adopted September 14, 2006 by the Company's Board of Directors (the "Retention Bonus Plan"), will be paid out in cash to eligible participants by the Surviving Corporation after the Effective Time pursuant to the terms of the Retention Plan, less any required withholding taxes.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company SEC Documents (as hereinafter defined) (without regard to any items included therein that are incorporated by reference to Company SEC Documents filed prior to January 1, 2005 which are not available electronically at the SEC website located at www.sec.gov AND without regard to disclosures in the "Risk Factors" section or other sections of such filings to the extent that they are forward-looking in nature (it being understood, however, that such exclusions shall not apply to any disclosure expressly made in the Disclosure Schedule)) or in the Disclosure Schedule (the "Disclosure Schedule") delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item on the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement to the extent the applicability of such disclosure to such other Section or subsection of this Agreement is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Sub as follows:

     Section 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 9.12) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of its Articles of Organization and the Company's amended and restated by-laws (the "By-Laws") (which have not been amended since the date on which they were made available or provided to Parent). For purposes of this Agreement, "Material Adverse Effect on the Company" means any change or effect, either individually or in the aggregate, that is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than (a) any change or effect relating to local, regional, national or foreign political, economic or financial conditions or resulting from or arising out of developments or conditions in credit, financial or securities markets, including without limitation, caused by acts of terrorism or war (whether or not declared) or any material worsening of such conditions existing as of the date of this Agreement,
(b) any change or effect generally affecting the industries, geographic areas or business segments in which the Company and its Subsidiaries operate, including without limitation, any increase in the prices of raw materials, to the extent such change or effect does not materially, disproportionately affect the Company relative to other industry participants, (c) any change or effect resulting from any hurricane, earthquake or other natural disasters, (d) seasonal fluctuations in the business of the Company and its Subsidiaries, that are reasonably consistent with the Company's and its Subsidiaries' historical seasonal fluctuations in operating performance, (e) any change, in and of itself (as opposed to the facts underlying such change), in the share price or trading volume of the Common Stock on the NYSE, (f) any change in applicable law, rules or regulations or U.S. generally accepted accounting principles ("U.S. GAAP") or the interpretation thereof, (g) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any internal budgets, plans, projections or forecasts of the Company's revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates of the Company's revenue, earnings or other financial performance or results of operations or any change in analyst recommendations, for any period,
(h) any change or effect attributable to the execution, performance or announcement of this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, including without limitation, the loss or departure of officers or other employees of the Company or its Subsidiaries), or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby, or (i) any legal proceedings brought by or on behalf of any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby.

     Section 3.2 Capital Structure. (a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share. As of the close of business on October 20, 2006, (i) 39,926,087 shares of Common Stock were issued and outstanding (including 93,700 outstanding shares of Common Stock that are comprised of Restricted Stock, issued pursuant to the Company Stock Plans), (ii) no shares of Preferred Stock were outstanding (iii) Options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 2,012,259 shares of Common Stock, were outstanding and (iv) Performance Share Awards, granted pursuant to the Company Stock Plans, in respect of 211,275 shares of Common Stock, were outstanding. All of the outstanding shares of Common Stock are validly issued and outstanding, fully paid and non-assessable and free from any statutory or contractual preemptive rights. Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase, or any outstanding options for the purchase of, or any agreements providing for or otherwise obligating the Company with respect to the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company. As of the date of this Agreement, the Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence. From October 20, 2006 to the date of this Agreement, the Company has not (i) issued any shares of Common Stock except in connection with the conversion, exercise or settlement of any Options or Performance Share Awards and (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Common Stock. Section 3.2(a) of the Disclosure Schedule sets forth a complete list of the holders and the respective exercise prices of the Options, the holders of the Restricted Stock and the holders of Performance Share Awards, each as of October 20, 2006. Since October 20, 2006 to the date of this Agreement, there have been no changes to the information set forth in Section 3.2(a) of the Disclosure Schedule, except as a result of the conversion, exercise or settlement of any Options or Performance Share Awards. To the Company's knowledge, there are no voting trusts, proxies, shareholder rights plans or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of the Company.

     (b) All of the outstanding shares of capital stock of each Subsidiary of the Company is set forth in Section 3.2(b)(i) of the Disclosure Schedule, and all such interests are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company, free and clear of any pledges, liens, charges, mortgages, encumbrances and securities interests ("Liens") (other than Permitted Liens (as defined in Section 3.16)). Other than as set forth in Section 3.2(b)(i) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any Person. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Section 3.2(b)(ii) of the Disclosure Schedule sets forth a true and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries (excluding trade payables incurred and letters of credit entered into in the ordinary course of business consistent with past practice) as of the date of this Agreement.

     Section 3.3 Authority; Non-Contravention. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the stockholders of the Company. The only vote of the stockholders of the Company necessary to approve this Agreement is the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. At a meeting duly called and held, the Board of Directors of the Company has adopted this Agreement, approved the execution of this Agreement, approved and declared advisable the Merger, and resolved to recommend approval of this Agreement by the holders of shares of Common Stock (subject to its right to change its recommendation as set forth in clause (ii) of the first proviso to
Section 6.1(a) and Section 6.3(c)).

     (b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the Merger and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the Articles of Organization, By-Laws or other organizational documents of the Company or any of its Subsidiaries, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any agreement, note, bond, mortgage, indenture, lease or other contractual obligation (each a "Contract") to which the Company or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iii) assuming that the Registrations and Consents set forth in Section 3.3(c) are duly and timely made or obtained and that the Stockholder Approval (as defined in Section 7.1(a)) has been duly obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflict, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) No registration or filing with (each, a "Registration") or authorization, consent or approval (each, a "Consent") of any domestic (federal or state) or foreign court, commission, governmental body, regulatory or administrative agency (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any conditions that may be imposed by the applicable antitrust regulator to obtain clearance for the Merger, (ii) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules of any national securities exchange, (iii) the filing of the Articles of Merger with the Secretary of State of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with foreign laws relating to antitrust and anticompetition clearances, filings or notices, (v) such as may be required in connection with the Taxes described in Section 6.10, (vi) such as may be required by Environmental Laws as described in Section 3.12, and (vii) such other Consents or Registrations the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Company or materially, adversely affect the ability of the Company to consummate the Merger or the transactions contemplated hereby.

     Section 3.4 SEC Documents. (a) Since January 1, 2005, the Company has filed all documents with the SEC required to be filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company SEC Documents"). Except as set forth on Section 3.4 of the Disclosure Schedule, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the twelve months ended December 31, 2005 and the unaudited financial statements of the Company included in the Company's Quarterly Reports on Form 10-Q (the "Company 10-Qs") for the quarterly periods ended April 1, 2006 and July 1, 2006 (collectively, the "Company Financial Statements"), have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein).

     (b) Since July 1, 2006, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities, obligations or contingencies which
(i) are reflected in the Company Financial Statements or the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practices, (iii) have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or (iv) are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied.

     (c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made the certifications required by Rule 13a-14 and 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") with respect to the Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" have the meanings ascribed to those terms under the Sarbanes-Oxley Act.

     (d) The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. These disclosure controls and procedures were designed to ensure that information required to be disclosed by the Company under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC's rules and forms. The Company maintains internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. This internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements.

     Section 3.5 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 6.1) at the time of the mailing of the Proxy Statement or at the time of the Stockholders Meeting of the Company, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or Sub expressly for inclusion in any of such documents. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

     Section 3.6 Absence of Certain Events. Since July 1, 2006 and except as permitted pursuant to this Agreement, the Company and its Subsidiaries have operated their business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event which has had or would reasonably be expected to have a Material Adverse Effect on the Company; (ii) any material change by the Company or its Subsidiaries in their accounting methods, principles or practices, except as required by changes in U.S. GAAP or applicable law; (iii) any amendments or changes in the Articles of Organization, By-Laws or other organizational documents of the Company or its Subsidiaries; (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company other than in the ordinary course of business consistent with past practice, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; or (v) any event or action which, if taken after the date of this Agreement, would require the consent of Parent pursuant to subsections (a), (c), (d), (k) or (r) of Section
5.1 (it being understood that any action taken by the Company following the date hereof which is expressly consented to by Parent pursuant to Section 5.1 shall not be taken into account for purposes of the satisfaction of the condition set forth in Section 7.2(a)).

     Section 3.7 Litigation. Except as set forth in Section 3.7 of the Disclosure Schedule, there are no criminal, civil, administrative or private actions, suits, arbitrations, investigations or proceedings pending against the Company or any of its Subsidiaries or their respective assets or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or their respective assets, except for those that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or materially, adversely affect the ability of the Company to consummate the Merger or the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment (other than court-approved settlements), injunction or decree of any governmental or regulatory body or authority, other than any order or decree of any governmental or regulatory body or authority which is generally applicable to the industries or business segments in which the Company and its Subsidiaries operate.

     Section 3.8 No Violation of Law. Except as set forth on Section 3.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or since January 1, 2005 has been, in violation of, or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, other than those the outcome of which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted and to own and lease each of the real properties of the Company in compliance in all material respects with all applicable building, zoning, health and safety and other land use laws (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which have not had and would not be reasonably expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which have not had and would not be reasonably expected to have a Material Adverse Effect on the Company. This Section 3.8 does not relate to matters which are the subject of Sections 3.9, 3.10 or 3.11.

     Section 3.9 Taxes. (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) The Company and its Subsidiaries have timely filed or have had timely filed on their behalf (taking into account extensions of time to file) all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not shown on any Tax Return), except to the extent any such Taxes have been adequately provided for in accordance with U.S. GAAP on the books and records of the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld or collected and have paid over to the appropriate Governmental Entities (or are properly holding for such payment) all material Taxes required to be collected or withheld, (iv) except as forth in
Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of nor is involved in any pending or ongoing audit, deficiency, or claim with respect to Taxes which remains unresolved and to the knowledge of the Company and its Subsidiaries no such audit, deficiency or claim is threatened, (v) neither the Company nor any of its Subsidiaries has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request to so waive or extend outstanding, and (vi) there are no Liens for Taxes (other than Taxes not yet due and payable, or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company) upon any of the assets of the Company or any of its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or has had its stock distributed by another person, in a transaction within the past three years that was purported or intended to be governed in whole or in part by Section 355 of the Code.

     (c) Neither the Company nor any of its Subsidiaries has engaged in a "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

     (d) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in
Section 7121 of the Code (or any
corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

     (e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity other than the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries could have material liability for Taxes after the Closing. Neither the Company nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code or any similar provision of state or local law) or any combined, consolidated or unitary group (other than a group the common parent of which was the Company), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person as a successor, a transferee, by contract (except for customary provisions assigning responsibility for Taxes arising under contracts entered into in the ordinary course of business), under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), or otherwise.

     (f) For purposes of this Agreement, "Tax" (including, with correlative meaning, the terms "Taxes") includes all federal, state, local and foreign income, profits, gross receipts, customs duty, sales, unemployment, disability, use, property, withholding, excise, production, value added, estimated, payroll, occupancy taxes and any other tax of any kind, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and "Tax Return" means any return, report or similar statement (including attached schedules, attachments, amendments and supplements thereto) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 3.10 Employee Benefit Plans; ERISA. (a) Section 3.10 of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, but excluding any plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the "Employee Benefit Plans") (but excluding for all purposes of this Section 3.10 other than Section 3.10(i) any Employee Benefit Plan that is primarily subject to the laws of any jurisdiction other than the United States) and (ii) each employment and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $200,000 per year or $1,000,000 in the aggregate (each, a "Material Employment Agreement").

     (b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.

     (c) The Company has received, or has timely applied for, a determination letter with respect to each Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the related trust that covers the Employee Benefit Plan as amended as of the date of this Agreement, and, to the knowledge of the Company, there are no circumstances and no events have occurred that could be reasonably expected to adversely affect the qualified status of any such Employee Benefit Plan or the related trust, which cannot be cured without a material payment or cost to the Company. All such Employee Benefit Plans have been timely amended for the requirements of the legislation commonly known as "GUST" and "EGTRRA" and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

     (d) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries has incurred or could incur any liability or obligation under Title IV of ERISA or
Section 412 of the Code. Neither the Company nor any of its Subsidiaries has any current or potential liability or obligation on account of being at any time considered a single employer under Section 414 of the Code with any Person other than the Company and its Subsidiaries.

     (e) Except as set forth in Section 3.10 of the Disclosure Schedule, (i) Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations;
(ii) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any fiduciary of any Employee Benefit Plan has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company or any of its Subsidiaries to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of

ERISA and, to the knowledge of the Company, no fiduciary of any Employee Benefit Plan has any material liability or obligation for breach of fiduciary duty or any other failure to act in connection with any Employee Benefit Plan; and (iii) there are no pending or, to the Company's knowledge, threatened actions, suits, proceedings, audits, hearings, investigations or claims (other than claims for benefits in the ordinary course), which relate to any of the Employee Benefit Plans or the assets of any of the trusts thereof which could reasonably be expected to result in a material liability to the Company. Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") or as provided in the Material Employment Agreements or as set forth in Section 3.10(e) of the Disclosure Schedule. The Company and its Subsidiaries have complied and are in compliance in all material respects with the requirements of COBRA. With respect to the Employee Benefit Plans, all material payments, premiums, contributions, reimbursements for all periods ending prior to or as of the Effective Time shall have been made.

     (f) Except as would not be material or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under an Employee Benefit Plan that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, contractor or director of the Company or any of its Subsidiaries.

     (g) The Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company and its Subsidiaries as common law employees, leased employees, independent contractors or agents to the extent any failure to correctly classify such individuals would result in a material liability to the Company or any of its Subsidiaries.

     (h) The amounts owing under the Retention Bonus Plan as of the date hereof and as of the Effective Time are set forth in Section 3.10(h) of the Disclosure Schedule. The account balances under the Deferred Compensation Plan as of the date hereof and as of the Effective time are set forth in Section 3.10(h) of the Disclosure Schedule.

     (i) All the Employee Benefit Plans that are primarily subject to the laws of any jurisdictions outside of the United States (collectively, the "Foreign Plans"), which are set forth in Section 3.10(i) to the Disclosure Schedule, have been maintained in compliance in all material respects with all applicable laws (including, if they are intended to qualify for special tax treatment, applicable tax laws).

     Section 3.11 Labor and Employment Matters.

     (a) Neither the Company nor any of its Subsidiaries is party to or bound by a collective bargaining agreement.

     (b) Within the past three years, there have been no, nor does the Company have any knowledge of any, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries that could result in a material liability to the Company or any of its Subsidiaries.

     (c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company or as set forth on Section 3.11 of the Disclosure Schedule, there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened, relating to an alleged violation by the Company or any of its Subsidiaries of any law, regulation or ordinance.

     (d) With respect to this transaction, any notice required under any law has been or prior to Closing will be given, and all bargaining obligations with any labor union or other employee representative have been or prior to closing will be satisfied. Within the past three years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act"), and no such action will be implemented without advance notification to Parent.

     Section 3.12 Environmental Matters.

     (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries are and since January 1, 2005 have been in compliance with all applicable Environmental Laws (as defined in Section 3.12(b)), including, without limitation, having and complying with all permits, licenses and other approvals and authorizations reasonably necessary under applicable Environmental Laws for the operation of their respective businesses as presently conducted, (ii) the Company and its Subsidiaries have not received since January 1, 2005 any written notice alleging any violation of or liability under Environmental Laws which has not been resolved without continuing or future obligations as of the date hereof, (iii) none of the properties owned, leased, or operated by the Company or any of its Subsidiaries contain any Hazardous Substance (as defined in Section 3.12(c)) including without limitation as a result of any activity of the Company or any of its Subsidiaries except as permitted by or in accordance with applicable Environmental Laws, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of or liability under any Environmental Law, (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has treated, stored, arranged for or permitted the disposal of, handled, released, exposed any Person to, or transported any Hazardous Substance in violation of any applicable Environmental Law or as would reasonably be expected to give rise to remedial obligation or a claim for cleanup costs, personal injury or property damage, including without limitation at or from any properties owned, leased or operated by the Company or any of its Subsidiaries and including without limitation as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, (vi) none of the products manufactured by the Company or its subsidiaries contain Hazardous Substances in violation of, or not in accordance with, Environmental Law, and (vii) the Company has made available or provided to Buyer all environmental site assessments and environmental compliance documents that are in its possession.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, common law, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) pollution, the protection, preservation or restoration of the environment, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect on or prior to the Closing Date.

     (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law.

     Section 3.13 Affiliate Transactions. As of the date of this Agreement, there are no, and since January 1, 2005 there have not been any, transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons (as defined in
Section 9.13), on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, the term "Affiliate" when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Section 3.14 Intellectual Property.

     (a) Section 3.14(a) of the Disclosure Schedule lists all of the following that are owned by or filed in the name of the Company or any of its
Subsidiaries: all patents and pending patent applications, all trademark registrations and applications, all registered copyrights, and all domain names.

     (b) The Company or one of its Subsidiaries owns and possesses all right, title and interest in and to the intellectual property set forth in Section 3.14(a) of the Disclosure Schedule, and, to the Company's knowledge, owns or uses pursuant to a valid and enforceable license (each such license that is material, a "License," which Licenses, except for licenses to commercially available information systems software, are set forth in Section 3.14(b) of the Disclosure Schedule), all other material intellectual property used in, or necessary for, the operation of the businesses of the Company, and its Subsidiaries, as currently conducted, free and clear of all Liens, other than as set forth in the agreements set forth in Section 3.14(b) of the Disclosure Schedule. Each item of intellectual property set forth in Section 3.14(a) of the Disclosure Schedule, each item of intellectual property covered by one of the Licenses set forth in Section 3.14(b) of the Disclosure Schedule and each item of material intellectual property owned, licensed or used by the Company or any of its Subsidiaries and not set forth on Section 3.14(a) of the Disclosure Schedule or covered by one of such Licenses, will be owned, licensed or available for use by the Company, and its Subsidiaries, as applicable, immediately following the Closing Date on terms and conditions identical to those applicable to such intellectual property immediately prior to the Closing Date.

     (c) The computer software, and computer hardware systems (including without limitation, electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and outsourced systems and processes) that are used or relied on by the Company and its Subsidiaries are, to the knowledge of the Company, adequate for the operation of the Company's and its Subsidiaries' businesses as currently conducted, and, to the Company's knowledge, the Company and its Subsidiaries have purchased a sufficient number of license seats for all software used by the Company or any of its Subsidiaries in such operations. All registered intellectual property of the Company and its Subsidiaries is valid and subsisting and in full force and effect and, except as set forth in Section 3.14(c) of the Disclosure Schedule, there is no claim pending, and, in the past two years, no written assertion has been received by the Company or any of its Subsidiaries, challenging the validity or enforceability of the foregoing. Except as set forth in Section 3.14(c) of the Disclosure Schedule, to the Company's knowledge, (i) neither the Company nor any of its Subsidiaries nor the operation of the Company's or its Subsidiaries' respective businesses has infringed, diluted, misappropriated or otherwise violated, or infringes, dilutes, misappropriates or otherwise violates, the intellectual property of any other Person, and neither the Company nor any of its Subsidiaries has received notice of any allegations of the same, within the past two years, or, if received earlier, that have not been resolved as of the date hereof, (ii) no other Person is currently infringing, diluting, misappropriating or otherwise violating any intellectual property of the Company or any of its Subsidiaries, (iii) the Company and its Subsidiaries have taken reasonable actions to maintain and preserve the intellectual property of the Company and its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has received a written assertion from any current or former employee or independent contractor claiming ownership of any intellectual property that the Company or any of its Subsidiaries purports to own, and (v) no current or former employee or independent contractor has made a material disclosure of any of the Company's or its Subsidiaries' confidential information.

     Section 3.15 Takeover Statutes. Massachusetts General Laws Chapter 110D does not apply or purport to apply to the Merger, this Agreement or the transactions contemplated hereby. The Company has taken all action necessary such that the restrictions contained in Section 1 of Massachusetts General Laws Chapter 110F do not apply to the Merger, this Agreement and the transactions contemplated hereby; provided, however, that, for purposes hereof, Parent and Sub hereby specifically represent and warrant to the Company that neither of them is an "interested stockholder" in the Company, as such term is defined in Massachusetts General Laws Chapter 110F. To the knowledge of the Company, no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

     Section 3.16 Title to Assets. The Company and its Subsidiaries have legal title to, or a leasehold interest, license or easement in, (x) the Material Leased Properties, (y) the Material Owned Properties, and (z) their personal properties as reflected in the most recent balance sheet included in the Company Financial Statements (except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet), free and clear of all Liens of any nature whatsoever except (a) Liens for current Taxes, payments of which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company; (b) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other Liens or security interests arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings; (c) Liens related to zoning, building codes and other land use laws regulating the use or occupancy of owned and leased real property imposed by applicable law, (d) Liens imposed by applicable law (other than Tax law); (e) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (f) Liens claimed or arising under the real property leases of the Company or its Subsidiaries for its retail stores, and (g) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's or such Subsidiary's business operations (in the manner presently carried on by the Company or such Subsidiary), and except for such matters which, in each case, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, "Permitted Liens"). With respect to the lease agreements for each Material Leased Property, (i) each such lease agreement is legal, valid, binding and enforceable; (ii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to each of such lease agreements is in material breach or default under such lease agreement, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such lease agreement; (iii) neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy all or any portion of such Material Leased Property. Except as described in Section
3.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has leased or otherwise granted to any other Person the right to use or occupy any owned real property of the Company or any Subsidiary. As used herein, "Material Leased Property" and "Material Owned Property" means the Company's properties set forth on Section 3.16 of the Disclosure Schedule under such respective heading.

     Section 3.17 Material Contracts. All Material Contracts (as defined below) are valid and in full force and effect and enforceable in accordance with their respective terms in all material respects, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equity principles, except to the extent that they have previously expired or otherwise terminated in accordance with their terms. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any counterparty to any such Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations or defaults which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No Material Contract has been amended or modified prior to the date of this Agreement, except for such amendments or modifications which have been filed or furnished as an exhibit to a subsequently filed or furnished Company SEC Document, or which are not otherwise required to be filed or furnished prior to the date of this Agreement. The Company has made available or provided to Parent complete and correct copies of each Material Contract (other than Material Contracts under subsection (i) below which are no longer in effect). For purposes of this Agreement, the term "Material Contracts" means, (i) "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which it or its Subsidiaries are a party that were required to be filed with or furnished to the SEC prior to the date of this Agreement, (ii) each Contract to which the Company or any of its Subsidiaries is a party or by which any of them are bound that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any geographical area; (iii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any indebtedness of the Company or any of its Subsidiaries, in each case in excess of $5 million, is outstanding or may be incurred (other than trade payables incurred in the ordinary course of business); (iv) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $10 million over the remaining term of such Contract, except for any such Contract that may be canceled without any material penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less; (v) each Contract to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $5 million, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business and (vi) each Contract pursuant to which the Company or any of its Subsidiaries licenses or has a right to use the intellectual property of a third party (where such intellectual property is material to the Company or any of its Subsidiaries), or pursuant to which the Company or any of its Subsidiaries licenses any material intellectual property to a third party.

     Section 3.18 Opinion of Financial Advisors. The Company's financial advisors, Lehman Brothers, Inc. and Peter J. Solomon Company (the "Company Financial Advisors"), have each delivered to the Board of Directors of the Company an opinion (the "Fairness Opinions"), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock in the Merger is fair to such holders from a financial point of view.

     Section 3.19 Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors.

     Section 3.20 No Other Representations or Warranties. (a) Except for the representations and warranties contained in this Article III of this Agreement, the schedules and exhibits attached hereto, and the certificates required to be delivered by the Company hereunder, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, or with respect to any other information provided to Parent or Sub.

Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other Person resulting from the distribution to Parent and Sub, or use by Parent and Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent and Sub in a "data room" or "virtual data room", confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

     (b) In connection with the investigation by Parent and Sub of the Company and its Subsidiaries, Parent and Sub have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information (collectively, the "Projections"). Each of Parent and Sub acknowledges that the Company makes no representation or warranty with respect to such Projections (including the reasonableness of the assumptions underlying such Projections). Parent and Sub acknowledge that there are uncertainties inherent in attempting to make such Projections, that each of Parent and Sub is familiar with such uncertainties, that each of Parent and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished to it (including the reasonableness of the assumptions underlying such Projections), and that Parent and Sub shall have no claim against anyone with respect thereto.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

     Section 4.1 Organization, Standing and Power. Each of Parent and Sub is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of Parent and Sub or which would prevent or delay materially consummation of the Merger. Prior to the date of this Agreement, Parent has provided to the Company a complete and correct copy of Parent's and Sub's organizational documents (which have not been amended since the date on which they were provided to the Company).

     Section 4.2 Operations of Parent and Sub. Each of Parent and Sub has been incorporated (or formed, as the case may be) solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. Since the date of its incorporation (or formation, as the case may be), neither Parent nor Sub has carried on any business, conducted any operations or incurred any liabilities or obligations, and will not do so, other than the execution of this Agreement or any other agreement, certificate or other delivery contemplated hereby, the performance of its obligations hereunder and matters ancillary thereto. As of the date hereof, Parent and Sub have no Contracts, arrangements or understandings with any Person concerning the contributions to be made to Parent or Sub in connection with the transactions contemplated by this Agreement other than as set forth in the Financing Commitments (as defined in Section 4.5), nor any Contracts, arrangements or understandings with any Person concerning the ownership and operation of Parent, Sub or the Surviving Corporation. All of the outstanding shares of capital stock of Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (except for pledges required in connection with the Financing (as hereinafter defined)).

     Section 4.3 Authority; Non-Contravention. (a) Each of Parent and Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent and Sub of their obligations hereunder or for the consummation of the Merger.

     (b) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the charter, by-laws or other organizational documents of Parent and any of its Subsidiaries, (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iii) assuming that the Registrations and Consents set forth in this Section 4.3(b) are duly and timely made or obtained, violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflict, violation, default, termination, cancellation, acceleration or Lien that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other material transactions contemplated hereby. No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and any conditions that may be imposed by the applicable antitrust regulator to obtain clearance for the Merger, (ii) compliance with the provisions of Exchange Act, and the rules of any national securities exchange, (iii) the filing of the Articles of Merger with the Secretary of State of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with foreign laws relating to antitrust and anticompetition clearances or notices, (v) such as may be required in connection with the Taxes described in Section 6.10, (vi) such as may be required by Environmental Laws as described in Section 3.12, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the material transactions contemplated hereby.

     Section 4.4 Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in any of such documents.

     Section 4.5 Financing. (a) Parent has delivered to the Company true and complete copies of (a) an executed commitment letter (the "Equity Commitment Letter") from the Equity Parties, pursuant to which the Equity Parties have committed to provide equity financing in an aggregate amount of $433,300,000 and
(b) an executed commitment letter (the "Debt Commitment Letter") from Lehman Brothers Commercial

Bank and Merrill Lynch Capital Corporation, pursuant to which Lehman Brothers Commercial Bank and Merrill Lynch Capital Corporation have committed to provide debt financing ("Debt Financing") in an aggregate amount of $1,300,000,000 (the Equity Commitment Letter together with the Debt Commitment Letter, the "Financing Commitments"). Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, the Equity Parties and, to the knowledge of Parent and Sub, the lenders party to the Debt Commitment Letter. There are no conditions or other contingencies related to the funding in full of the financings contemplated by the Financing Commitments other than as set forth therein (the "Financing"). As of the date hereof, (i) none of the Financing Commitments has been modified or amended, (ii) no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach by Parent or Sub under any term or condition of any of the Financing Commitments and (iii) to the knowledge of Parent and Sub, the commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date hereof, Parent and Sub (i) are not aware of any fact or occurrence that makes any of the assumptions in any of the Financing Commitments inaccurate,
(ii) have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them contained in any of the Financing Commitments and (iii) have no reason to believe that the Financing required to consummate the transactions contemplated hereby will not be made available to Parent on the Closing Date. Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Financing Commitments or any other financing.

     (b) As of the Closing Date, Purchaser and Sub will have received, pursuant to the Financing Commitments, sufficient cash to consummate the Merger upon the terms contemplated by this Agreement and to (i) pay the aggregate consideration to which the Securityholders are entitled under Article II, (ii) fund, refinance or prepay any indebtedness or other obligations of the Company or its Subsidiaries as reflected in the latest balance sheet included in the Company Financial Statements which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Merger, and (iii) pay all related fees and expenses.

     Section 4.6 Litigation. Except for matters which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other material transactions contemplated hereby, neither the Parent nor Sub is subject to any order, writ, judgment, injunction or decree, and there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries.

     Section 4.7 Brokers and Finders. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.

     Section 4.8 Ownership of Shares. As of the date of this Agreement, none of Parent, Sub, any Equity Party or their respective Affiliates owns (beneficially or of record) any shares of Common Stock, and none of Parent, Sub, any Equity Party or their respective Affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

     Section 4.9 Solvency. As of the Effective Time, assuming satisfaction of the conditions to Parent's and Sub's obligations to consummate the Merger and assuming the representations and warranties of the Company set forth herein are true and correct in all material respects, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing, the payment of the aggregate consideration to which the Securityholders are entitled under Article II, any repayment or refinancing of debt contemplated by the Financing Commitments, funding of any obligations of the Company or its Subsidiaries which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Section 4.9 the term "Solvent" when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities of such Person, including contingent and other liabilities" as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

     Section 4.10 Guarantee. Parent has delivered to the Company the Guarantee pursuant to which, among other things, the Equity Parties have unconditionally agreed to guarantee the obligations of Parent and Sub under this Agreement, subject to the terms and limitations set forth therein. The Guarantee, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Equity Parties.

                                  ARTICLE V

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as set forth in the Disclosure Schedule or as required by applicable law and except as contemplated by the Company's annual or capital budget (including the right to substitute projects of substantially similar characteristics) provided to Parent, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the regular and ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or as required by applicable law, and subject to the provisions of Section 6.5 and
Article VIII, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (except with respect to subsections (b) and (h) hereof for which Parent may withhold its consent in its sole and absolute discretion)):

     (a) (x) split, combine or reclassify its outstanding shares of capital stock, (y) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of its capital stock, other than (i) dividends and distributions by a Subsidiary of the Company to its parent and (ii) regular cash dividends paid by the Company to its stockholders semi-annually in accordance with its customary practice in an amount not to exceed $0.125 per share of Common Stock per semi-annual payment of such dividends, or (z) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock, provided that (A) the Company may acquire Options (including shares used to satisfy the exercise price thereof), Restricted Stock and Performance Shares upon their exercise or settlement and (B) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     (b) (x) issue, deliver, sell, grant, pledge or dispose of, or authorize or propose to issue, deliver, sell, grant, pledge or dispose of, any shares of its capital stock or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares (other than the issuance of shares of Common Stock pursuant to Options, Restricted Stock and Performance Share Awards outstanding as of the date hereof) and (y) except as contemplated by this Agreement, amend, waive or otherwise modify the terms of any such rights, warrants or options;

     (c) amend the Articles of Organization or By-Laws or other organizational documents of the Company or its Subsidiaries;

     (d) merge or consolidate with any other Person, except for (i) any such transactions between wholly owned Subsidiaries of the Company or between the Company and any of its wholly owned Subsidiaries, provided that the Company is the surviving entity, and (ii) acquisitions and dispositions permitted by clauses (e) and (f) below, respectively, effected by means of a merger or consolidation involving the Company or any of its Subsidiaries;

     (e) make any acquisition or agree to make any acquisition, except for purchases of inventory, raw materials or supplies in the ordinary course of business substantially consistent with past practice, by merger or otherwise, of any business, assets or equity securities involving the payment of consideration in excess of $2,500,000 individually and $7,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement of the acquisition);

     (f) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that have a value in excess of $2,500,000 individually and $7,000,000 in the aggregate, except sales of inventory or obsolete assets in the ordinary course of business substantially consistent with past practice;

     (g) except in the ordinary course of business and upon terms not materially adverse to the Company and its Subsidiaries with respect to such Material Contract, or as required under the terms of a Material Contract, enter into, amend or otherwise modify in any material respect any Material Contract;

     (h) except for borrowings under the existing credit facilities, letters of credit entered into in the ordinary course of business consistent with past practice and trade payables incurred in the ordinary course of business consistent with past practice, (i) create, incur or assume any indebtedness for borrowed money (other than indebtedness in replacement of the existing credit facilities on substantially similar terms and for borrowings not to exceed the maximum borrowings under the existing credit facilities), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) guarantee any obligations of another Person (other than the Company or any of its Subsidiaries);

     (i) make any loans, advances (other than advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person other than to any of the Company's Subsidiaries;

     (j) pledge, encumber or otherwise subject to a Lien (other than a Permitted
Lien) any material asset or property of the Company or any material portion of the Company's assets or properties;

     (k) except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. GAAP, change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

     (l) except in the ordinary course of business or as listed in Section 5.1(l) of the Disclosure Schedule, settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $1,000,000 individually and $5,000,000 in the aggregate;

     (m) pay, discharge or satisfy any material claims, liabilities or obligations other than (x) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or as contemplated by the notes thereto) or incurred in the ordinary course of business substantially consistent with past practice, in all cases not more than $2,500,000 individually and $7,000,000 in the aggregate and (y) payment of Taxes as they become due and payment of trade payables incurred in the ordinary course of business;

     (n) except as set forth in Section 5.1(n) of the Disclosure Schedule, terminate, establish, adopt, enter into, make any new grants or awards of stock based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans or Employee Benefit Plans (including the Deferred Compensation Plan and Retention Bonus Plan) or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except (i) increases in base salary in connection with annual performance and salary reviews or upon promotion in the ordinary course of business substantially consistent with past practice; or (ii) to the extent required by the terms of any of the Employee Benefit Plans, Company Stock Plans or Material Employment Agreements existing as of the date of this Agreement;

     (o) (x) change its material (A) Tax accounting policies, practices, or (B) annual accounting period or (C) Tax elections, (y) settle any material audits, examinations or litigation with respect to Taxes, except, in each case, as may be required by U.S. GAAP, or (z) file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, or surrender any right to claim a material refund of Taxes; and

     (p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company;

     (q) implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

     (r) make or agree to make any new capital expenditures in excess of 120% of the aggregate amounts reflected in the capital expenditure budgets for the year in which such capital expenditures are made, which budgets have been made available or provided to Parent prior to the date hereof, except for capital expenditures expressly required under the terms of any Material Contract;

     (s) except in the ordinary course of business consistent with past practice, transfer, sell, license (except in connection with potential licensing arrangements currently under negotiation with third parties), grant a security interest in, or otherwise encumber, any intellectual property of the Company or any of its Subsidiaries, or abandon or allow to lapse or expire any registration or application for any such intellectual property; or

     (t) agree in writing, or otherwise, to take any of the foregoing actions.

     Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section 5.1 shall not constitute a misrepresentation or breach of warranty or covenant. The Company shall have the right to update the Disclosure Schedule hereto between the date hereof and the Effective Time to reflect actions taken by the Company and its Subsidiaries which are permitted to be taken pursuant to this Section 5.1.

     Section 5.2 Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise complete control of its business and operations.

                                  ARTICLE VI

                            ADDITIONAL AGREEMENTS

     Section 6.1 Company Stockholder Approval; Proxy Statement. (a) The Company shall take all action reasonably necessary in accordance with the MBCA and its Articles of Organization and By-Laws to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and this Agreement, as soon as reasonably practicable following clearance of the Proxy Statement by the SEC. The Company's Board of Directors shall recommend to the Company's stockholders the approval of the Merger and this Agreement and include such recommendation in the Proxy Statement; provided that the Board of Directors may withdraw (or modify in a manner adverse to Parent) its approval and recommendation of this Agreement or the Merger (i) in accordance with the provisions of Section 6.3 or
(ii) other than in connection with an Acquisition Proposal, if the Board of Directors shall have determined in good faith (based on the advice of the Company's outside counsel) that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors under applicable law; provided that notwithstanding any withdrawal, modification or amendment made pursuant to clause (ii) of the foregoing proviso, the Company shall still be required to take all actions required pursuant to this Section
6.1 to prepare and file the Proxy Statement and hold the Stockholder Meeting.

     (b) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC; provided, that the parties acknowledge that (i) the Company's goal is to file the Proxy Statement within 20 business days after the date hereof and (ii) if the Company does not file the Proxy Statement within such period, its senior executives shall discuss the reasons for the failure to meet such goal with the senior executives of Parent and shall seek to file the Proxy Statement as promptly as practicable thereafter, and in any event no later than 45 days following the date hereof. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act. Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand. Parent and Sub will cooperate with the Company in the preparation of, and will provide the Company with all material information (including information related to Parent, Sub, the Equity Parties, their respective Affiliates and the Financing) within Parent's control that is required to be included in the Proxy Statement. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and cause the Proxy Statement to be cleared by the SEC. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Common Stock.

     (c) Each of Parent and Sub agrees to advise the Company as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent, and its Affiliates, to comply with applicable law after the mailing thereof to the stockholders of the Company.

     (d) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Stockholder Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will as promptly as reasonably practicable furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to the stockholders of the Company.

     Section 6.2 Directors' and Officers' Indemnification. (a) Parent shall cause the Surviving Corporation and its Subsidiaries (together with their successors, the "Indemnifying Parties") to establish and maintain for a period of not less than six years from and after the Effective Time provisions in their articles of organization, by-laws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company's former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of the Articles of Organization, By-Laws and other organizational documents of the Company and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any respect adverse to such former and current officers, directors, employees and agents, except as required by applicable law. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.2.

     (b) In addition to and not in limitation of the terms of Section 6.2(a), from and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law and without limit as to time, each present and former director, officer and employee of the Company or any of its Subsidiaries (each such director, officer or employee, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; provided that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the MBCA or other applicable law with respect to such proceeding. Notwithstanding anything to the contrary set forth in this Section 6.2(b), an Indemnifying Party (i) shall not be liable for any settlement entered into without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.2(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Parties of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such claim, action, suit, proceeding or investigation.

     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) with respect to matters arising on or before the Effective Time; provided, however, that (i) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by the Company for its existing coverage (such 300% being referred to as the "Maximum Premium"), and (ii) in lieu of the purchase of such insurance by Parent, the Company, at Parent's option, may purchase a six-year extended reporting period endorsement under its existing directors' and officers' liability insurance coverage, and, if Parent is unable to obtain such "tail" insurance for an amount equal to or less than the Maximum Premium, Parent shall be entitled to obtain as much comparable "tail" insurance as possible for an amount equal to the Maximum Premium.

     (d) The Surviving Corporation and Parent shall pay all reasonable out-of-pocket expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.2.

     (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Articles of Organization or By-Laws or any other organizational documents of the Company or any of its Subsidiaries, the indemnification arrangements in existence as of the date of this Agreement that are filed (or the forms of which are filed) as exhibits to the Company SEC Documents, the MBCA or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall be binding on the Surviving Corporation and its successors and assigns.

     Section 6.3 No Solicitation. (a) Subject to the provisions of Section 6.3(b), after the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries and the Company's and its Subsidiaries' respective officers and directors shall not, and that the Company shall not give permission or authorize, and shall use its reasonable best efforts to cause the Company's and its Subsidiaries' other employees, investment bankers, attorneys and other advisors or representatives of the Company or its Subsidiaries, not to, (i) solicit, knowingly encourage or initiate, or take any other action to knowingly facilitate, any proposal or offer which would reasonably be expected to lead to a merger, acquisition, recapitalization, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 30% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) an equity interest in 30% or more of the voting securities of the Company or of any of its Subsidiaries if such Subsidiaries own directly or indirectly 30% or more of the assets referred to in clause A (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal. If the Company becomes aware of a violation of any standstill or confidentiality agreement that the Company has entered into since July 1, 2006 in connection with such Person's (other than Parent and Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such standstill or confidentiality agreement. The Company will request that each Person who has executed a confidentiality agreement since July 1, 2006 with the Company or its Affiliates in connection with that Person's consideration of the possible acquisition of the Company return or destroy all non public information furnished to that Person by or on behalf of the Company.

     (b) Notwithstanding anything in this Agreement to the contrary, prior to (but not after) the receipt of Stockholder Approval, the Company may (A) provide information in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of
Section 6.3(a) if the Company receives from the Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement (as defined in Section 6.4) is to Parent and the Company concurrently discloses or makes available to Parent the same information provided to such Person; and/or (B) engage in discussions or negotiations with any Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of
Section 6.3(a), if, in each case, the Board of Directors of the Company (1) determines in good faith (after consultation with outside legal counsel) that failure to take this action would reasonably be expected to result in a breach of its fiduciary duties under applicable law and (2) determines in good faith that the Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal (for this purpose substituting "more than 50%" for each reference to 30% in the definition of "Acquisition Proposal") in writing that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent pursuant to
Section 6.3(c)).

     (c) The Company shall notify Parent orally and in writing within three business days after receipt of any Acquisition Proposal or of any request made to the Company for information or inquiry regarding or relating to an Acquisition Proposal. The written notice shall include the material terms and conditions of the Acquisition Proposal and the name of the party making the Acquisition Proposal, and the Company shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal. The Company shall promptly notify Parent upon determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Proposal. At any time prior to receipt of Stockholder Approval, if the Board of Directors of the Company (after consultation with the Company's financial advisor and outside counsel) determines in good faith that any Acquisition Proposal which was not solicited in violation of Section 6.3(a) constitutes a Superior Proposal and (after consultation with the Company's outside counsel) the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company's stockholders under applicable laws, the Board of Directors of the Company may:
(A) withdraw or modify its approval or recommendation of the Merger and this Agreement, (B) approve or recommend such Superior Proposal, (C) cause the Company or any of the Company Subsidiaries to enter into a binding written agreement with respect to, and containing the terms of, such Superior Proposal (a "Superior Proposal Agreement") and (D) terminate this Agreement in accordance with, and after complying with all of the provisions of, Section 8.1(f); provided, however, the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) hereof or enter into a Superior Proposal Agreement until after the third business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, attaching the most recent draft of any written agreement with respect to, and containing the terms of, such Superior Proposal, and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f). The Company agrees that during the three-business day period specified in the preceding sentence, Parent will be permitted to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its representatives will, if requested by Parent, negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. If, following this three Business Day period, the Board of Directors of the Company again determines in good faith (after consultation with the Company's financial advisor and outside counsel) that such Acquisition Proposal remains a Superior Proposal and (after consultation with the Company's outside counsel) the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company's stockholders under applicable laws, the Company may enter into a Superior Proposal Agreement, but not prior to such time as the Company has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(f) and otherwise complied with the Company's obligations pursuant to Section 6.7(b).

     (d) Nothing contained in this Section 6.3 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law (it being understood, however, that this clause
(ii) shall not be deemed to permit the Board of Directors of the Company to modify or withdraw its recommendation of this Agreement or the Merger, in each case except to the extent permitted by Section 6.1 or Section 6.3(c)).

     Section 6.4 Access to Information; Confidentiality. Subject to restrictions of applicable law (including antitrust laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, personnel, books, contracts, commitments and records (including Tax records) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that such investigation or access shall not unreasonably disrupt the Company's operations. Notwithstanding anything to the contrary in this Section, the Company shall not be required to provide any information which it reasonably believes (based on the advice of outside legal counsel) it may not provide Parent or Sub by reason of applicable law (including antitrust laws), rules or regulations, which constitutes information protected by attorney/client privilege or which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties. All information exchanged between the parties pursuant to this Section 6.4 or otherwise in connection with or in contemplation of the transaction contemplated by this Agreement shall be subject to the confidentiality agreement between the Company and Madison Dearborn Partners, LLC, dated August 10, 2006 (the "Confidentiality Agreement").

     Section 6.5 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all Consents and the making of all Registrations specified in Sections 3.3(c) and 4.3(b) and the taking of all reasonable steps as may be necessary to obtain such Consents and to make such Registrations, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 6.3. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to prepay or redeem debt (or notes), amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments unless such action is conditioned upon the consummation of the Merger. Without limiting the foregoing, Parent and its Subsidiaries shall not take or agree to take any action with respect to any acquisition of businesses or assets which would reasonably be expected to delay or prevent consummation of the Merger.

     (b) Each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to seven days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall commit to take all steps which it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries or otherwise commit to take any action which it is capable of taking, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Merger. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

     (c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable that are within Parent's and Sub's control to (i) maintain in effect the Financing Commitments and to satisfy on a timely basis all the conditions to obtaining the Financing set forth therein (including by consummating the equity financing pursuant to the terms and conditions of the Equity Commitment Letter), (ii) enter into definitive financing agreements with respect to the Debt Financing as contemplated by the Debt Commitment Letter (the "Financing Agreements"), so that the Financing Agreements are in effect at or prior to closing and (iii) consummate the Financing at or prior to Closing. Parent and Sub shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments without first consulting with the Company, and will obtain the Company's prior written consent (which consent shall not be unreasonably withheld or delayed) prior to agreeing to any such amendment, modification or waiver that would materially increase the likelihood that the conditions to funding would not be satisfied. Parent and Sub will give the Company prompt notice of any material breaches by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed of the status of the financing process relating thereto and shall provide from time to time, such information as the Company may reasonably request in respect thereof. The Company shall provide all reasonable cooperation as may be reasonably requested by Parent in connection with the Debt Financing or any substitute or replacement debt financing, including (i) upon reasonable advance notice by Parent, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies, (ii) using reasonable best efforts to furnish to Parent business projections, audited financial statements, unaudited financial statements (which shall have been reviewed by Accountants as provided in SAS No. 100 (subject to exceptions customary for a Rule 144A offering), pro forma statements and other financial data and pertinent information about the Company and its Subsidiaries, in each case of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, including, to the extent available, unaudited financial information relating to sales, EBITDA and comparable store sales and, to the extent such information would be available at the time requested, unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the 52 weeks and 13 weeks ended December 30, 2006 (collectively, the "Required Financial Information"), which Required Financial Information shall be Compliant, (iii) reasonably facilitating the pledging of collateral, effective at the Effective Time, (iv) the execution and delivery of loan agreements and related documents, effective at the Effective Time, (v) using reasonable best efforts to obtain the written consent of the independent accountants for the Company ("Accountants") to permit the use of the Company's audited financial statements and the Accountant's audit report thereon and the Accountant's report on the Company's internal control over financial reporting in connection with the Financing, including any registration statement filed in connection therewith, and using reasonable best efforts to cause the Accountants to provide a customary comfort letter (including customary "negative assurances") in accordance with SAS 72 (subject to any requirements set forth in SAS 72) for any such offering, which comfort letter shall be reasonably satisfactory to Parent's lenders, (vi) executing any reasonably necessary management representation letters to the Accountants to issue reports with respect to the financial statements to be included in any offering documents and in any updated filings or amendments thereto, (vii) using reasonable best efforts to cause the current outside legal counsel for the Company to deliver a legal opinion at the Closing with respect to such matters concerning the Company and its subsidiaries as are customary for such transactions, which legal opinion shall be reasonably satisfactory to Parent's lenders and (viii) allowing Parent and its lender's representatives such access as may be reasonably necessary for their due diligence, including without limitation by letting such lender's representatives inspect the Company's records and premises and to consult with the Company's officers, employees, attorneys, and agents with financial and operating data and other information with respect to the Company such lenders reasonably request; provided that, the Company shall not be required to provide any such assistance which would interfere unreasonably with the ongoing business or operations of the Company and its Subsidiaries and provided, further that, without the Company's consent, which shall not unreasonably be withheld, in no event shall any property level due diligence involve environmental tests or assessments more intrusive to such properties than those tests and assessments necessary to prepare Phase I reports. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket third party costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent and Sub shall, on a joint and several basis, indemnify and hold harmless, the Company, its Subsidiaries, and their directors, officers, employees and representatives for and against any losses, damages and claims which any of them may suffer resulting from or arising out of the arrangement of the Debt Financing and any information used in connection therewith (other than information provided by the Company or its Subsidiaries) and this sentence is intended to be for the benefit of, and will be enforceable by, each such director, officer, employee and representative and their respective heirs. In connection with any of the foregoing, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee, reimburse the expenses of any party, or incur any other liability prior to the Effective Time. As used in this Section 6.5(c), "Compliant" means that such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and is of the type and form customarily included in private placements under Rule 144A of the Securities Act at the time during the Company's fiscal year such offering will be made. For purposes of this Agreement, "Marketing Period" shall mean the first period of thirty (30) consecutive days, commencing not earlier than January 3, 2007, throughout which all conditions to Closing set forth in Sections 7.1 and 7.2 (other than conditions that, by their own terms, cannot be satisfied until the Closing) shall be and remain satisfied and throughout which Parent and Sub have the Compliant Required Financial Information; provided, however, if the Required Financial Information that is available to Parent and Sub on the first day of such Marketing Period would be "stale" on any day during such Marketing Period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period shall commence (for purposes of the foregoing, "stale" means that if a registration statement using the Required Financial Information were to be filed by the Company, such registration statement would be required to include audited financial statements for the year ended December 30, 2006); and provided further, however, without limiting the preceding proviso, if on any day during such Marketing Period, the Accountants conclude that it is not possible to deliver a customary comfort letter (including customary "negative assurances") until such time as the Company issues its audited financial statements for the year ended December 30, 2006, notwithstanding that the Required Financial Information is not "stale", then a new 30-day period shall commence on the earlier of (i) the 17th day thereafter and (ii) the date the audited financial statements are provided to Parent.

     (d) If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 6.5(c), any of the Debt Commitment Letter or the Debt Financing Agreements expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative debt financing to replace the financing contemplated by such expired or terminated commitments or agreements on terms not materially less beneficial to Parent or the Company and in an amount sufficient to consummate the transactions contemplated by this Agreement on the date upon which the Closing Date is contemplated to occur in accordance with Section 1.2.

     Section 6.6 Benefit Plans. (a) For the period beginning on the Effective Time and ending not less than two years following the Effective Time, Parent agrees to cause the Surviving Corporation (i) to at least maintain (x) the base salary or base wages of the current employees of the Company and its Subsidiaries and (y) the Employee Benefit Plans and Foreign Plans (other than equity-based plans) in effect on the date of this Agreement or (ii) to provide base salary or base wages and employee benefits (other than equity-based plans) to each current employee of the Company and its Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to each such employee than those benefits in effect for each such employee on the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Parent, the Surviving Corporation, or any of their Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) from terminating the employment of any employee at any time and for any or no reason.

     (b) In addition to the agreement set forth in Section 6.6(a), for the period beginning on the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor the obligations of the Company and its Subsidiaries under the Employee Benefit Plans and the Material Employment Agreements in accordance with their respective terms (as in effect on the date of this Agreement), and the Company or the Surviving Corporation, as applicable, shall perform the obligations of the Company and its Subsidiaries under such Employee Benefit Plans and Material Employment Agreements provided to Parent, including, without limitation, the Company's severance, retention, change in control and bonus plans and policies. In addition, each of Parent and the Surviving Corporation shall assume the obligations of the Company under all existing indemnification agreements in existence as of the date of this Agreement that are filed (or the forms of which are filed) as exhibits to the Company SEC Documents.

     (c) Parent and the Company each hereby acknowledge and agree that, with respect to each of the executives listed in Section 6.6(c) of the Disclosure Schedule, the consummation of the Merger will be a "Change of Control" or a "Change in Control" as such terms are defined in the executives' agreements with the Company.

     (d) To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan, but other than any equity-based plan, program or arrangement), then only for purposes of determining eligibility to participate and vesting and levels of benefits under severance and vacation policies, service with the Company or any of its Subsidiaries prior to the Effective Time recognized under an analogous Employee Benefit Plan shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, Parent shall take such action as may be reasonably necessary so that, in the plan year in which the Effective Time occurs, all such plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees to the extent waived or satisfied under an analogous Employee Benefit Plan as of the Effective Time (except to the extent that such pre-existing conditions, actively-at-work exclusions and waiting periods would not have been satisfied or waived under the comparable Employee Benefit Plans immediately prior to the Effective Time.) and shall provide that any expenses, co-payments, and deductibles paid or incurred on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     (e) Parent shall, or shall cause the Surviving Corporation to, pay to each employee of the Company or any of its Subsidiaries who is terminated "without cause" (as such term is defined in the relevant Employee Benefit Plans) during the fiscal year in which the Effective Time occurs, a bonus for the fiscal year of such termination, under the applicable annual cash bonus plan of the Company or its Subsidiaries (all such plans, collectively, the "Bonus Plans") in an amount not less than the bonus to which such employee would have been entitled under such Bonus Plan as in effect immediately prior to the Effective Time in accordance with the terms of such Bonus Plan, assuming satisfaction of all applicable performance at the "target," "satisfactory," "acceptable," or other similar level multiplied by a fraction, the numerator of which is the number of days elapsed from January 1 of the year of termination through the date of termination and the denominator of which is 365, and deeming to be satisfied all other terms of conditions of such plan (including, without limitation, any requirement of continued employment).. Such payment shall be made at or as soon as practicable after the date of termination, except to the extent required to comply with Section 409A of the Code. In addition, to the extent not inconsistent with the preceding two sentences, Parent shall, or shall cause the Surviving Corporation to, (i) retain the Bonus Plans in accordance with their terms as in effect immediately prior to the Effective Time for the entirety of fiscal year in which the Effective Time occurs and (ii) for such fiscal year administer the Bonus Plans (including the making of bonus determinations thereunder) in a manner materially consistent with the Company's historical practice.

     (f) To the extent the Company has not done so prior to the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to
(i) make a matching contribution on behalf of each participant in the Company's 401(k) and Profit Sharing Plan (the "401(k) Plan") who, under the terms of the 401(k) Plan, is eligible to receive a matching contribution in respect of 2006, in an amount set forth in Section 6.6(f)(i) of the Disclosure Schedule; (ii) make a matching contribution on behalf of each participant in the Deferred Compensation Plan who, under the terms of the Deferred Compensation Plan, is eligible to receive a matching contribution in respect of 2006, in an amount required by the terms of the Deferred Compensation Plan as in effect on the date hereof; and (iii) fund the bonus pool under the Company's Management Incentive Plans at the 2006 "Target" level, from which the Company's Chief Executive Officer will make individual bonus payments, in the case of (i), (ii) and (iii) which payments will be made at the time set forth in the applicable plan.

     (g) Except to the extent inconsistent with Section 2.9 and 6.6(f), nothing in this Section 6.6 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. This
Section 6.6 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

     Section 6.7 Fees and Expenses. (a) Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the filing fees required to be paid in connection with the filing of the Notification and Report Form under the HSR Act and the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company, except in the event this Agreement is terminated by the Company pursuant to Section 8.1(f) or Parent pursuant to Sections 8.1(c) or 8.1(d), in which case the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement shall be paid entirely by the Company (and any amounts previously paid by Parent shall be promptly reimbursed by the Company).

     (b) Subject to Section 6.7(d), the Company agrees to pay to Madison Dearborn Partners V-B, L.P., a Delaware limited partnership, a fee equal to FIFTY SIX MILLION FIVE HUNDRED FORTY-EIGHT THOUSAND DOLLARS ($56,548,000) if:

          (i) this Agreement is terminated by Parent pursuant to Section 8.1(d) (in which case, the fee shall be payable within two business days after such termination);

          (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) (in which case, the fee shall be payable at the time of termination); or

          (iii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), and, in all such cases, prior to the Stockholder Meeting but after the date hereof, an Acquisition Proposal (which, for purposes of this Section 6.7(b)(iii), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.3(a), except that all references to 30% shall be deemed references to "more than 50%") for the Company shall have been made (other than by Parent or its Affiliates) and within twelve months after such termination either the Company has entered into a definitive agreement relating to an Acquisition Proposal for the Company or a transaction contemplated by an Acquisition Proposal for the Company has been consummated; provided further, that in the case of a termination pursuant to

Section 8.1(b)(i), such Acquisition Proposal shall have been made known to the Company, and in the case of a termination pursuant to Section 8.1(b)(iii), such Acquisition Proposal shall have been made directly to the holders of Common Stock or shall otherwise have become publicly known and shall not have been publicly withdrawn at least 3 business days prior to the Stockholders Meeting (in which case, the fee shall be payable within two business days after such event).

     (c) The fee payable pursuant to Section 6.7(b) shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.7(b), and, in order to obtain such payment, Parent or Sub takes action to collect such payment, including without limitation commencing a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction or otherwise seeks enforcement against the Company for the fee set forth in Section 6.7(b), the Company shall pay to Parent or Sub its costs and expenses (including attorneys' fees) in connection with such suit or action.

     (d) Parent agrees that the payment provided for in Section 6.7(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.7(b). In no event shall the Company be required to pay more than one termination fee pursuant to Section 6.7(b).

     (e) Subject to Section 6.7(g), if this Agreement is properly terminated by the Company pursuant to Section 8.1(g) as a result of a failure by Parent to effect the Closing and deposit the Closing Funds, and such failure by Parent results because Parent has not received the proceeds of the Debt Financing or any alternative debt financing (a "Financing Failure"), Parent agrees to pay the Company a fee equal to FIFTY SIX MILLION FIVE HUNDRED FORTY-EIGHT THOUSAND DOLLARS ($56,548,000) ("Parent Termination Fee") (in which case, the fee shall be payable within two business days after such termination by wire transfer of same day funds).

     (f) Parent acknowledges that the agreements contained in Section 6.7(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to Section 6.7(e), and, in order to obtain such payment, the Company takes action to collect such payment, including without limitation commencing a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction or otherwise seeks enforcement against

Parent for the fee set forth in Section 6.7(e), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit or action.

     (g) Notwithstanding anything to the contrary in this Agreement, (i) in the event that Parent becomes obligated to pay the Parent Termination Fee because of a breach by Parent of its obligation under Section 2.2 and Section 2.7 to effect the Closing and deposit the Closing Funds as a result of a Financing Failure, and Parent is not otherwise in breach of any provision of this Agreement such that the conditions set forth in Section 7.3 would otherwise be satisfied (any such event, a "Non-Breach Financing Failure"), the Company agrees that its right to receive the Parent Termination Fee upon termination of this Agreement pursuant to Section 8.1(g) or the guarantee thereof pursuant to the Guarantee shall be its sole and exclusive remedy against Parent, Sub or any of their respective former, current or future stockholders, partners, members, directors, officers, employees, Affiliates or agents (each a "Identified Person") for any loss or damage suffered as a result of the failure of the transactions contemplated hereby to be consummated or the breach of any representation, warranty or covenant of Parent or Sub hereunder, and upon payment of the Parent Termination Fee in accordance with Section 6.7(e) none of Parent, Sub or any of their respective Identified Persons shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) whether or not this Agreement shall have been terminated, in no event shall any of Parent, Sub or any of their respective Identified Persons be subject to any liability in excess of ONE HUNDRED THIRTEEN MILLION AND NINETY-SIX THOUSAND DOLLARS ($113,096,000) in the aggregate (including any Parent Termination Fee) for all losses or damages relating to or arising out of this Agreement or the Equity Commitment Letter or the transactions contemplated hereby and thereby, including breaches by Parent or Sub of any representations, warranties, covenants and agreements contained herein or therein or arising from any other claim or cause of action.

     Section 6.8 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable best efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.9 Sub. Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time,

Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

     Section 6.10 Transfer Taxes. Parent shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar transfer Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement. For the avoidance of doubt, Parent shall not be required to assume liability for or pay any income or gains Tax of any Securityholder or any deficiency, interest or penalty asserted with respect to or as a result of any such income or gains Tax. The Company shall cooperate with Parent as to the filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.

     Section 6.11 Stockholder Litigation. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, provided, however, nothing herein shall require either party to take any action that its counsel reasonably concludes would jeopardize the work product privilege or the attorney-client privilege. The Company shall not enter into any settlement of such litigation without Parent's prior written consent (such consent not to be unreasonably withheld or delayed).

     Section 6.12 Corporate Headquarters. The Surviving Corporation shall, for a period of at least five years following the Merger, maintain its corporate headquarters in South Deerfield, Massachusetts, unless the Surviving Corporation's executive officers agree to move the corporate headquarters prior to such time.

                                 ARTICLE VII

                             CONDITIONS PRECEDENT

     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the holders of shares of Common Stock in accordance with the MBCA (the "Stockholder Approval").

     (b) No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing, or rendering illegal, the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as practicable any such injunction or other order that may be entered.

     (c) The waiting period under the HSR Act applicable to the Merger shall have expired or been terminated.

     Section 7.2 Additional Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any limitation as to "materiality" or "Material Adverse Effect on the Company" set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to so be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, notwithstanding the foregoing, the representations and warranties contained in Sections 3.2(a) and 3.3(a) shall be true and correct in all material respects. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

     (b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Resignations. Except as otherwise specified in writing by Parent to the Company, Parent shall have received the resignations of all of the directors of the Company, effective as of the Effective Time.

     Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties; Agreements and Covenants. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects (disregarding any limitation as to "materiality" set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of that date). The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

     (b) Performance of Obligations. Parent and Sub shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

                                 ARTICLE VIII

                      TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company:

          (i) if the Effective Time shall not have occurred on or before April 24, 2007 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, including the failure of the Company to take all action reasonably necessary to call and hold the Stockholder Meeting in accordance with Section 6.1, and the failure of Parent to use its reasonable best efforts to obtain the Financing in accordance with Sections 6.5(c) and (d);

          (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable and would result in a failure to satisfy the condition set forth in Section 7.1(b) of this Agreement, provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.5) has been the principal cause of, or resulted in, such action; or

          (iii) if, upon a vote at a duly held Stockholder Meeting (including any adjournment or postponement thereof) to obtain the Stockholder Approval in accordance with this Agreement, the Stockholder Approval is not obtained;

     (c) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or 7.2(b) is incapable of being satisfied as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to the Company or waived by the Parent (provided that Parent or Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement);

     (d) by Parent:

          (i) if prior to the receipt of the Stockholder Approval, the Board of Directors of the Company publicly withdraws its approval or recommendation of this Agreement or the Merger or recommends to the stockholders of the Company any Acquisition Proposal other than the Merger;

          (ii) if the Company shall have entered into a definitive agreement for a Superior Proposal.

     (e) by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or 7.3(b) is incapable of being satisfied as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to Parent or waived by the Company (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

     (f) subject to the Company's and its Subsidiaries compliance with the provisions of Section 6.3 and 6.7(b), by the Company prior to the receipt of the Stockholder Approval in order to enter into a definitive agreement for a Superior Proposal; or

     (g) by the Company if (i) all of the conditions set forth in Section 7.1 have been satisfied and the conditions set forth in Section 7.2(a) and 7.2(b) would be then capable of being satisfied at a Closing and (ii) on or after the last day of the Marketing Period Parent has failed to effect the Closing and deposit cash in an aggregate amount equal to the Closing Funds under Article II.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the indemnity contained in
Section 6.5(c), obligations under the Confidentiality Agreement, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from a fraud or a willful and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

     Section 8.3 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by applicable law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party's duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

     Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                                MISCELLANEOUS

     Section 9.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Time.

     Section 9.2 Notices. Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or
(c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows :

     If to the Company:

     The Yankee Candle Company, Inc.
     16 Yankee Candle Way
     South Deerfield, MA 01373
     Attention: James A. Perley, Esq.
     Telephone: (413) 665-8306
     Facsimile: (413) 665-9147

     with a copy to:

     Fried, Frank, Harris, Shriver & Jacobson LLP
     One New York Plaza
     New York, New York  10004-1980
     Attention: Lois F. Herzeca, Esq.
     Facsimile: (212) 859-4000
     Telephone: (212) 859-8000

     If to Parent or Sub:

     c/o Madison Dearborn Partners, LLC
     Three First National Plaza
     38th Floor
     Chicago, Illinois  60602

     Attention: Robin P. Selati
                George Peinado
     Facsimile: (312) 895-1056
     Telephone: (312) 895-1000

     with a copy to:

     Kirkland & Ellis LLP
     200 East Randolph Drive
     Chicago, Illinois 60601
     Attention: Edward T. Swan, P.C.
                Michael D. Paley
     Facsimile: (312) 861 2200
     Telephone: (312) 861 2000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 9.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and, subject to
Section 6.7(g) and the provisions of the Guarantee, to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, the parties agree that in the event of a Non-Breach Financing Failure, the Company's sole and exclusive remedy shall be the payment of the Parent Termination Fee.

     Section 9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); provided that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement to
(i) an affiliate of Parent that is controlled by one or more of the Equity Parties (including any such affiliate which may be organized subsequent to the date hereof), (ii) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Company, or (iii) from and after the Effective Time, to any lender providing financing to Parent or the Company or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder, provided that no such assignment shall in any manner limit or impair Parent's obligations hereunder or release Parent from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 9.5 Entire Agreement. This Agreement, the Disclosure Schedule, the agreements contemplated hereby and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     Section 9.6 Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE MERGER WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event any dispute arises out of this agreement or the transactions contemplated by this agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this agreement or the transactions contemplated by this agreement in any court other than a court of the United States located in the State of New York or a New York state court.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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

     Section 9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     Section 9.8 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Definitions are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The phrases "made available to the Parent" or "furnished to the Parent" or similar phrases as used in this Agreement mean that true and complete copies of the subject documents were posted to the "Project Yosemite" data room at www.intralinks.com on or prior to, and remain accessible to the Parent on, the date that is one day prior to the date of this Agreement.

     Section 9.9 No Third Party Beneficiaries. Except as provided in Section 2.2(c) (Exchange of Certificates - Exchange Procedures), Section 6.2(e) (Directors' and Officers' Indemnification), Section 6.5(c) (Reasonable Best Efforts; Notification), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.10 Incorporation of Exhibits. The Disclosure Schedule and the Exhibit attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     Section 9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 9.12 Subsidiaries. As used in this Agreement, "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such person. As used in this Agreement, "Significant Subsidiary" has the meaning assigned to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

     Section 9.13 Person. As used in this Agreement, "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     Section 9.14 Knowledge of the Company; Knowledge of Parent. As used in this Agreement, "knowledge of the Company" means the actual (but not constructive or imputed) knowledge of Craig W. Rydin, Harlan M. Kent, Bruce H. Besanko, Martha
S. LaCroix and James A. Perley. As used in this Agreement, "knowledge of Parent" means the actual (but not constructive or imputed) knowledge of Robin P. Selati, George Peinado and Richard Copans.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                    YCC HOLDINGS LLC

                                    By: _________________________________
                                        Name:
                                        Title:

                                    YANKEE ACQUISITION CORP.

                                    By: _________________________________
                                        Name:
                                        Title:

                                    THE YANKEE CANDLE COMPANY, INC.

                                    By: __________________________________
                                        Name:
                                        Title: